Exhibit 10.1

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective as of this 15th day of September, 2020, by and among PNC Bank, National Association, a national banking association (the “Escrow Agent”), resTORbio, Inc., a Delaware corporation (“resTORbio”) and the investors listed on Schedule 1 hereto under the heading “Investors” (each of which is herein referred to as an “Investor” and collectively as the “Investors”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Funding Agreement (as defined below).

WHEREAS, resTORbio, Adicet Bio, Inc., a Delaware corporation (“Adicet”), and the Investors have entered into that certain Funding Agreement dated April 28, 2020, as amended, modified or restated from time to time (the “Funding Agreement”), in connection with a merger of Oasis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of resTORbio (“Merger Sub”), with and into Adicet, with Adicet continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger, dated April 28, 2020, by and among resTORbio, Adicet and Merger Sub, as amended, modified or restated from time to time.

WHEREAS, pursuant to the Funding Agreement, the Investors have agreed to deposit certain funds into an escrow account (the “Escrow Account”) immediately prior to the closing of the Merger (the “Merger Closing”) by wire transfer of immediately available cash funds, with such funds to be held, invested and disbursed by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement and the Funding Agreement.

WHEREAS, resTORbio, Adicet, and certain stockholders of Adicet (the “Non-Escrow Investors”) have entered into that certain Non-Escrow Funding Agreement, dated September 15, 2020, as amended, modified or restated from time to time (the “Non-Escrow Funding Agreement”), pursuant to which such Non-Escrow Investors have agreed to fund to resTORbio at the Concurrent Private Placement Closing (as defined in the Funding Agreement) the amount opposite such stockholders name on Schedule A thereto.

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account established by this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I. Terms and Conditions

1.1.    Appointment of and Acceptance by Escrow Agent. resTORbio and each of the Investors hereby appoint the Escrow Agent to serve as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to perform its duties as provided herein.

1.2.    Establishment of Escrow. At or immediately prior to the Merger Closing, each Investor will deposit (or cause to be deposited) into the Escrow Account pursuant to the wire instructions set forth on Schedule A hereto, in immediately available funds, the amount set forth opposite such Investor’s respective name on Schedule 1 hereto, for a total aggregate amount of US$15,000,000.00, representing the Total Funding Amount referred to in the Funding Agreement (together with all interest and earnings thereon, and less any disbursements hereunder, the “Escrow Funds”).

1.3.    Application of the Escrow Funds. Subject to the terms, conditions and limitations contained herein and in the Funding Agreement, the Escrow Funds shall be available to be released in accordance with the Funding Agreement and this Escrow Agreement.

1.4.    Disbursements of the Escrow Funds. The Escrow Agent shall only disburse amounts from the Escrow Funds as follows:

(a)    Disbursement of the Escrow Funds.

i.    The Escrow Agent shall disburse amounts then held in the Escrow Account to the applicable party or parties upon receipt of, and in accordance with, a written notification, in the form of Exhibit B hereto, signed by an authorized representative (a list of whom are provided in Exhibit A-1 to Exhibit A-15) of each of resTORbio and Investors that funded in the aggregate two-thirds or more of the Total Funding Amount (the “Requisite Investors”) (a “Joint Written Direction”). resTORbio and each Investor agree solely as between themselves to act in good faith and cause the timely delivery of any applicable Joint Written Direction to effect the releases or other actions contemplated by the Funding Agreement and this Escrow Agreement in accordance with the timeframes set forth therein and herein.

ii.    Each of the parties hereto acknowledge and agree that, if one or more of the Non-Escrow Investors or their Affiliated Entities (as defined in the Funding Agreement), or any other existing investor in Adicet not listed on Schedule 1 (or such investor’s Affiliated Entities), fund into the Concurrent Private Placement (as defined in the Funding Agreement), a proportionate amount of funds will be released from the Escrow Funds back to the Investors set forth on Schedule 2 in accordance with their pro-rata respective percentages set forth on Schedule 2. Each of resTORbio and the Investors agree to timely execute a Joint Written Direction instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 1.4(a)ii.

iii.    Notwithstanding the provisions of Section 1.4(a)i or Section 1.4(a)ii, in the event that the Escrow Agent receives a copy of a final, non-appealable award or order of a court of competent jurisdiction or arbitrator or arbitration panel forwarded by either resTORbio or the Requisite Investors, which award or order specifies the specific dollar amounts to be paid out of the Escrow Funds to resTORbio and/or the Investors, and to which such copy resTORbio or the Requisite Investors shall attach payment instructions (an “Demand Notice”), the Escrow Agent shall distribute (I) to resTORbio, out of the Escrow Funds, any amounts payable to resTORbio as set forth in the order or award and (II) to the Investors, any amounts payable to the Investors as set forth in the order or award in proportion to the percentages listed on Schedule 1 opposite each such Investor’s respective name; provided that the party delivering the Demand Notice to the Escrow Agent shall simultaneously provide a copy of such Demand Notice to the other party pursuant to Section 4.4 below (which “other party”, in the case of a Demand Notice from resTORbio, shall be all of the Investors).

(b)    Any final, non-appealable award or order of a court of competent jurisdiction or arbitrator or arbitration panel delivered under Section 1.4(a) shall be accompanied by a certificate of or on behalf of the presenting party that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator or arbitration panel, upon which opinion the Escrow Agent shall be entitled to conclusively rely without further investigation. Any party requesting the disbursement of funds from the Escrow Account pursuant to a Demand Notice with respect to such an award or order shall include with its delivery of such Demand Notice to the Escrow Agent wire instructions to which the Escrow Agent is instructed to release the funds.

(c)    Notwithstanding anything to the contrary in this Escrow Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Account, the Escrow Agent shall release the balance in the Escrow Account and shall have no liability or responsibility to any party for any deficiency.

(d)    The Escrow Agent will disburse any amounts from the Escrow Funds as required by this Section 1.4 within two (2) Business Days (as defined below) or as soon as commercially reasonable thereafter from the date of the Escrow Agent’s receipt of a Joint Written Direction or Demand Notice, as applicable.

II. Provisions as to the Escrow Agent

2.1.    Limited Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement that shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Escrow Agreement. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to determine, make inquiry into or consider, any term or provision of any agreement between the Investors, resTORbio and/or any other third party or as to which the escrow relationship created by this Escrow Agreement relates, including without limitation the Funding Agreement or any other documents referenced in this Escrow Agreement.

2.2. Limitations on Liability of Escrow Agent.

(a)    In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s fraud, willful misconduct, bad faith or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, other than resulting from the Escrow Agent’s fraud.

(b)    Except in cases of the Escrow Agent’s fraud, willful misconduct, bad faith or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith provided by any Investor or resTORbio with respect to such party’s information and believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Escrow Agreement or the Escrow Agent’s duties has been duly authorized to do so and (iii) in acting or failing to act in good faith in accordance with the terms of this Escrow Agreement on the advice of outside counsel retained by the Escrow Agent.

(c)    The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by the applicable authorized representative of each of resTORbio and an Investor set forth on Exhibit A-1 to Exhibit A-15. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions except as set forth in Section 2.3 below, but it may do so in its discretion on any occasion without incurring any liability to any party for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number. In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) any Investor, resTORbio or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time.

(d)    No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.3.    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by telephone call-back to an Authorized Representative specified on Exhibit A-1 to Exhibit A-15 at the telephone number specified for such authorized person on Exhibit A-1 to Exhibit A-15, as applicable (“Authorized Representative”). Once delivered to the Escrow Agent, Exhibit A-1 to Exhibit A-15 may be revised or rescinded only by a writing signed by an Authorized Representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 to Exhibit A-15 or a rescission of an existing Exhibit A-1 to Exhibit A-15 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the applicable authorized representative of each of resTORbio and any Investor under this Escrow Agreement. resTORbio and each Investor understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the above security procedure may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

2.4.    Depository Role. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.5.    No Duty to Notify. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.6.    Other Relationships. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and its affiliates, and any of their respective directors, officers or employees may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent or its affiliates from acting in any other capacity for any such party.

2.7.    Disputes.

(a)    In the event of any disagreement between resTORbio and any Investor, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until directed by (i) an order of a court of competent jurisdiction, or (ii) directed otherwise a Joint Written Direction. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of resTORbio and the Investors as provided in the immediately following paragraph, institute or defend such proceedings. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

(b)    In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds, equity and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon acceptance of any such tender and transfer of all funds, equity and property held under this Escrow Agreement, resTORbio and the Investors agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.8.    Indemnification. resTORbio and each Investor jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Escrow Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Escrow Agent Losses”) which any such Escrow Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Escrow Indemnified Party shall be entitled to indemnity with respect to Escrow Agent Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Escrow Indemnified Party’s fraud, gross negligence, bad faith or willful misconduct. resTORbio and each Investor agree solely between themselves, and without affecting any Escrow Indemnified Party’s right to indemnification hereunder, that (i) resTORbio and the Investors shall each be responsible for fifty percent (50%) of such indemnification obligations and shall have a right of contribution against the other to the extent that they pay more than their fifty percent (50%) share of such indemnification obligations and (ii) each Investor shall be responsible for the percentage of such indemnification obligations borne by the Investors set forth opposite such Investor’s respective name on Schedule 1 hereto and shall have a right of contribution against the other to the extent that such Investor pays more than its respective share of such indemnification obligations. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.9.    Mergers, Consolidations, Etc. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case without the execution or filing of any instrument or paper or the performance of any further act (other than due notice to resTORbio and each Investor).

2.10.    Resignation; Removal.

(a)    The Escrow Agent may resign and be discharged from it duties and obligations at any time under this Escrow Agreement by providing written notice to resTORbio and each Investor and complying with the provisions of this Section 2.10(a). Such resignation shall be effective on later of the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished, and the date that a successor agent has been appointed or final sentence of this Section 2.10(a) has been complied with. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. resTORbio and the Requisite Investors shall promptly appoint a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall, upon acceptance of any such tender and transfer of all funds, equity and property held under this Escrow Agreement, be relieved of all further duties and obligations under this Escrow Agreement.

(b)    resTORbio and the Requisite Investors acting together shall have the right to terminate the appointment of the Escrow Agent upon thirty (30) days’ joint written notice to the Escrow Agent specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such termination is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall, upon acceptance of any such tender and transfer of all funds, equity and property held under this Escrow Agreement, be relieved of all further duties and obligations under this Escrow Agreement.

(c)    In the case of a resignation or removal of the Escrow Agent, the Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. The successor escrow agent appointed by resTORbio and the Requisite Investors shall execute, acknowledge and deliver to the Escrow Agent and the other parties an instrument in writing accepting its appointment hereunder, and thereafter, the Escrow Agent shall deliver all of the then-remaining balance of the Escrow Funds, less any fees and expenses then incurred by and unpaid to the Escrow Agent, to such successor escrow agent in accordance with the Joint Written Direction of resTORbio and the Requisite Investors and upon receipt of the Escrow Funds, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

2.11.    Compensation of the Escrow Agent. [Reserved.]

III. Tax Matters

3.1. Tax Matters.

(a)    On or before the execution and delivery of this Escrow Agreement, each of resTORbio and each Investor shall provide to the Escrow Agent a completed IRS Form W-9 or Form W-8 (or, in each case, any successor form), as applicable, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Internal Revenue Code of 1986, as amended (the

“Code”) and applicable state and local income tax law. To the extent any such forms to be delivered under this Section 3.1(a) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Funds or on any such payments hereunder to the extent withholding is required by law and shall remit such taxes to the appropriate authorities, and shall have no obligation to gross up any such payment. The Escrow Agent shall have the sole right to make the determination as to which payments hereunder are “reportable payments” or “withholdable payments” under the Code.

(b)    resTORbio and each Investor agree that, subject to the terms and conditions of this Escrow Agreement, the owners of the funds held in the Escrow Account (together with any interest or other income earned on the investment of the Escrow Funds) are the Investors (pro rata in proportion to the percentages listed on Schedule 1 opposite each such Investor’s respective name) for all tax purposes and the Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account (including income earned in respect of such earnings) as the income of the Investors for purposes of the Code and applicable state and local income tax law. The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Funds in accordance with the IRS Form W-9 or Form W-8 provided to the Escrow Agent by the Investors. Each Investor shall report all interest or other income, if any, that is earned on the Escrow Funds as income in the taxable year or years in which such income is properly includable in such Investor’s gross income and shall pay any and all taxes attributable thereto.

(c)    Notwithstanding anything to the contrary herein provided, except for the delivery of IRS Form 1099, IRS Form 1042-S or other applicable tax form, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon other than such information reports as the Escrow Agent is required to prepare and file as required by applicable law. The Escrow Agent shall have no responsibility to report any payments from the Escrow Fund other than the interest or other income earned on the Escrow Fund as set forth in this Section 3.1.

(d)    resTORbio and each Investor jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds and equity held under this Escrow Agreement or any earnings or interest thereon, unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud, gross negligence, bad faith or willful misconduct of the Escrow Agent or the failure of the Escrow Agent to follow the lawful instructions of resTORbio or any Investor. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement. resTORbio and each Investor agree solely between themselves, and without affecting the Escrow Agent’s right to indemnification hereunder, that (i) resTORbio and the Investors shall each be responsible for fifty percent (50%) of such indemnification obligations and shall have a right of contribution against the other to the extent that they pay more than their fifty percent (50%) share of such indemnification obligations and (ii) each Investor shall be responsible for the percentage of such indemnification obligations borne by the Investors set forth opposite such Investor’s respective name on Schedule 1 hereto and shall have a right of contribution against the other to the extent that such Investor pays more than its respective share of such indemnification obligations. The indemnification provided in this section is in addition to the indemnification provided in Section 2.8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

IV. Miscellaneous

4.1.    Disbursements. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2.    Permitted Investments. The Escrow Agent shall invest the Escrow Funds in a PNC Non-Interest Bearing Deposit Account, unless Schedule C is completed to provide direction for investment in the Money Market Deposit Account. Information relating to investment of Escrow Funds in a PNC Non-Interest Bearing Deposit Account or, if elected, the Money Market Deposit Account, are set forth on Schedule C. resTORbio and each Investor recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to resTORbio or any Investor or any other person or entity for any loss incurred in connection with any such investment, including, without limitation, any loss due to interest rate fluctuation, early withdrawal penalty or the decline in value of any investment. Any investment earnings and income on the funds held in the Escrow Account shall become part of the Escrow Account and shall be disbursed in accordance with this Escrow Agreement. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits or investments made pursuant to this Section 4.2, other than as a result of the fraud, gross negligence, bad faith or willful misconduct of the Escrow Agent.

4.3.    Accounting. The Escrow Agent shall provide monthly reports of transactions and holdings to resTORbio and each Investor as of the end of each month, at the address provided by resTORbio and each Investor.

4.4.    Notices. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered by electronic mail to the e-mail address given below, provided that written confirmation of receipt is obtained promptly from the recipient after completion of the electronic mail transmission.

If to the Escrow Agent:

PNC Bank, National Association

Attn: Heather Kelly; Rachel Stastny

80 South 8th Street, Suite 3715

Minneapolis, Minnesota 55402

Email: hkelly @pnc.com; Rachel.stastny@pnc.com

            pncpaidadmin@pnc.com

Phone: 612-268-7307

If to resTORbio:

resTORbio, Inc.

500 Boylston Street, 13th Floor

Boston, Massachusetts

Attention: Chen Schor

Email: cschor@restorbio.com

with a copy (which shall not constitute notice) to each of:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92011

Attention: James M. Krenn

Email: jkrenn@mofo.com

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Andrew H. Goodman

Email: agoodman@goodwinlaw.com

If to any Investor: To the email and address set forth on such Investor’s signature page hereto.

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party. In all cases, the Escrow Agent shall be entitled to rely on a copy or electronic transmission of any document with the same legal effect as if it were the original of such document. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions located in Pennsylvania are authorized or obligated by law or executive order to close. The parties acknowledges that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and Parties assumes such risks and acknowledges that the security procedures set forth herein are commercially reasonable.

4.5.    Governing Law. This Escrow Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Escrow Agreement.

4.6.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.7.    Assignment; Binding Effect. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.8.    Amendment and Waiver. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by the Escrow Agent, resTORbio and the Requisite Investors. No course of conduct shall constitute a waiver of any terms or conditions of this

Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

4.9.    Severability. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.10.    Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the parties shall execute and deliver any and all such agreements or other documents and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

4.11.    No Third Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. Additionally, any permitted assignee must also satisfy the Escrow Agent’s requirements set forth in Section 2.9.

4.12.    Force Majeure. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, interruption or malfunctions of communications or power supplies, labor difficulties, actions of public authorities or other similar causes reasonably beyond its control.

4.13.    Termination. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent in accordance with this Escrow Agreement of all funds, equity and property held under this Escrow Agreement or upon the earlier Joint Written Direction.

4.14.    Titles and Headings. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.15.    Counterparts; Facsimile Execution. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Escrow Agreement and agreements, certificates, instruments and documents entered into in connection herewith by facsimile or other electronic transmission (including Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Escrow Agreement or such agreements, certificates, instruments and documents.

4.16.    Entire Agreement; Effect of Definitive. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and resTORbio and the Investors in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between resTORbio and any Investor, or either of them, including, without limitation, and the Funding Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof. The parties hereto acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Funding Agreement, that all references in this Escrow Agreement to the Funding Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

4.17.    Procedures for Opening a New Account. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent must obtain each party’s name, address, date of birth (as applicable), taxpayer or other government identification number or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license, passport or other identifying documents. For parties that are business or other legal entities, the Escrow Agent may require such documents as it deems necessary to confirm the legal existence of the entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, as the
Escrow Agent

By:	/s/ Rachel Stastny

Name:	Rachel Stastny

Title:	Vice President

RESTORBIO, INC.

By:	/s/ Chen Schor

Name:	Chen Schor

Title:	Chief Executive Officer

INVESTOR:

By:

By:

By:
Name:
Title:

Address:

Email: